Exhibit 10.1

May 24, 2024
Nathan Brunner
[address redacted]

Dear Nathan:
We are pleased to make you an offer of regular full-time employment with LXP Industrial Trust (“LXP”) on the following terms:

Position/Reporting:	Executive Vice President of Capital Markets until February 28, 2025 and then Executive Vice President, Chief Financial Officer and Treasurer
Start Date:	September 1, 2024
Location:	You will be employed at an LXP office in New York, NY, except for travel on LXP business, including at least monthly visits to the LXP office in West Palm Beach, FL.
Annual Base Salary	$485,000 payable in accordance with LXP’s normal payroll practices. Your base compensation will be subject to review and adjustment pursuant to LXP’s policies in effect from time to time; provided, that your annual base salary will be increased to no less than $500,000 beginning January 1, 2025, with the exact amount to be determined by the Compensation Committee of the Board of Trustees in its sole discretion..
Annual Cash Incentive:	You will be eligible to participate in the Annual Cash Incentive portion of the 2024 Executive Compensation Program (“Executive Program”) as described in LXP’s most recent definitive proxy statement. Subject to the terms and conditions set forth in the Executive Program, your target Annual Cash Incentive is one hundred percent (100%) of your annual base salary; your threshold Annual Cash Incentive is fifty (50%) of your annual base salary; and your maximum Annual Cash Incentive is two hundred percent (200%) of your annual base salary. For 2024, the actual amount of your Annual Cash Incentive shall not be less than 100% of your annual base salary ($485,000). Any Annual Cash Incentive earned shall be subject to the terms and conditions of the Executive Program.

LXP INDUSTRIAL TRUST  515 N. FLAGLER DRIVE, SUITE 408  WEST PALM BEACH, FL 33401   (212) 692-7200  WWW.LXP.COM

Nathan Brunner
May 24, 2024

Initial Cash Payment:	You will receive an initial cash payment of two hundred and fifty thousand dollars ($250,000), less applicable taxes and withholding, payable within thirty (30) days of the Start Date, subject to your continued employment through such payment date. Such initial cash payment is subject to repayment in the event your employment with LXP is terminated for Cause or due to your voluntary resignation without Good Reason (as such terms are defined in the LXP Executive Severance Plan) prior to December 31, 2025.
Initial Grant of Nonvested Shares:	You will receive a grant of one hundred and fifty thousand (150,000) time-based non-vested common shares on or shortly following the Start Date, less the number of time-based non-vested common shares having a grant date value equal to the amount of any deferred compensation that is accelerated by your current employer. One third of the non-vested common shares shall vest on each of the one-year anniversary of the grant date, January 1, 2026 and January 1, 2027, subject to your continued employment with LXP and subject to the terms and conditions of the LXP Industrial Trust 2022 Equity-Based Award Plan and the underlying award agreement (a form of which is filed as an exhibit to LXP’s most recent annual report on Form 10-K). You will be entitled to receive any dividends paid on such shares.
Performance Shares	Beginning in January, 2025, you will be eligible for an annual long-term incentive award with a grant value equal to at least six hundred and fifty thousand ($650,000, which is a baseline of $900,000 less the amount of the initial cash payment above), which will be subject to the terms and conditions (including, without limitation, vesting and performance goals, as applicable) as determined by the Compensation Committee of the Board of Trustees of LXP in its sole discretion. Existing awards for executives at LXP are eligible to vest 60% based on a three-year performance period and 40% based on continued service ratably over three years.
Executive Severance Policy:	You will be eligible to participate in the LXP Executive Severance Plan pursuant to its terms and subject to your execution (and non-revocation, if applicable) of an Executive Severance Agreement thereunder. Your multiple will be two (2) times for a termination without cause and one (1) times for a termination due to death or disability.

LXP offers its employees an attractive benefits package, which after a probation period for certain benefits, includes the following benefits:

1. Medical insurance, through United Health Care with a portion of premiums paid by LXP in its discretion.
2. Dental insurance, with premiums paid by LXP in its discretion.
3. 401(k) Plan, with additional discretionary contributions by LXP (2023’s total contribution was 5% of base salary based on a fully contributing employee).
4. Life insurance, with a benefit equaling two times your base salary (subject to a cap), employee portion of premiums paid by LXP in its discretion.
5. Long term disability insurance, with a benefit equaling 60% of your pre-disability base salary after a 90-day waiting period, employee portion of premiums paid by LXP in its discretion.

Nathan Brunner
May 24, 2024

6. Twenty-four (24) Paid Time Off (PTO) days, prorated your first year. PTO days accrue monthly but cannot be taken until your 91st day of employment and are subject to blackout periods.
7. Transit benefit, which allows you to contribute pre-tax dollars towards commuting expenses.
8. Flexible spending account, which allows you to put pre-tax dollars from your paycheck into a spending account which you then use to cover health and dependent care expenses.

A full description and terms of the benefits package currently available to our employees will be summarized in the materials you will receive upon your commencement of employment with LXP. We regularly review our compensation and benefit programs to keep them up to date and competitive. As a result, these programs, including all benefit descriptions set forth in this letter are subject to periodic adjustment, so that certain features may be added, modified or deleted over time.

Your employment with LXP will be at will; that is, either you or LXP may terminate the employment relationship at any time with or without cause. Unless termination of employment is for cause, both you and LXP agree to give notice that is adequate for a position of this level and that will enable a smooth transition to occur. This at-will employment relationship may not be modified unless it is in writing, signed by you and the Chief Executive Officer or Chief Operating Officer of LXP.

Should you accept this offer of employment and consideration of this offer of employment, you agree that:

•You will treat all non-public information about LXP and its investments as confidential and will not disclose it to or use it for yourself or any third parties except in furtherance of the interests of LXP without the prior written permission of LXP’s General Counsel, whether during your employment or thereafter for so long as LXP and its counterparties have not made this information public through no fault of your own.
This offer of employment expires at 5:00 P.M. Eastern time on May 29, 2024 and is contingent on a background investigation and verification of employment eligibility as required by the Immigration Reform and Control Act of 1986.

We are excited to have you come to LXP and join our team.

Sincerely,

/s/ T. Wilson Eglin__________
T. Wilson Eglin
Chief Executive Officer and President

Acknowledged and Agreed: /s/ Nathan Brunner        Date:    May 24, 2024
                 Nathan Brunner